Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2024-USNCH22186 Registration Statement Nos. 333-270327 and 333-270327-01 Dated June 10, 2024; Filed pursuant to Rule 433

Enhanced Trigger Jump Securities Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index Due December     , 2028
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	The Russell 2000® Index (ticker symbol: “RTY”) and the EURO STOXX 50® Index (ticker symbol: “SX5E”)
Stated principal amount:	$1,000 per security
Pricing date:	June 18, 2024
Issue date:	June 24, 2024
Valuation date:	December 18, 2028, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	December 21, 2028
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪

If the final index level of the worst performing underlying index is greater than or equal to its trigger level:
$1,000. + the greater of (i) the fixed return amount and (ii) $1,000 × the index return of the worst performing underlying index

▪

If the final index level of the worst performing underlying index is less than its trigger level:
$1,000 + ($1,000 × the index return of the worst performing underlying index)

If the final index level of the worst performing underlying index is less than its trigger level, your payment at maturity will be less, and possibly significantly less, than $750.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial index level:	For each underlying index, its closing level on the pricing date
Trigger level:	For each underlying index, 75% of its initial index level
Final index level:	For each underlying index, its closing level on the valuation date
Fixed Return Amount:	$433.00 per security (43.30% of the stated principal amount). You will receive the fixed return amount only if the final index level of the worst performing underlying index is greater than or equal to its trigger level.

Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Worst performing underlying index:	The underlying index with the lowest index return
CUSIP/ISIN:	17331UG76 / US17331UG765
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010324008096/ dp212631_424b2-us2492530d.htm

Hypothetical Payout at Maturity[1]
Change in Worst Performing Underlying	Return on Securities
+100.00%	100.00%
+75.00%	75.00%
+50.00%	50.00%
+43.30%	43.30%
+25.00%	43.30%
+10.00%	43.30%
0.00%	43.30%
-10.00%	43.30%
-20.00%	43.30%
-25.00%	43.30%
-25.01%	-25.01%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $912.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The trigger feature of the securities exposes you to particular risks.
•	The securities do not pay interest.
•	The securities are subject to the risks of both of the underlying indices and will be negatively affected if either one of the underlying indices performs poorly, even if the other performs well.
•	You will not benefit in any way from the performance of the better performing underlying index.
•	You will be subject to risks relating to the relationship between the underlying indices.
•	Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices.
•	The payment at maturity depends on the closing level of the worst performing underlying index on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.
•	The EURO STOXX 50® Index is subject to risks associated with foreign equity securities.
•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Changes that affect the underlying indices may affect the value of your securities.
•	Our offering of the securities does not constitute a recommendation of either underlying index.
•	The level of an underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.